OI–251493

Certificate Of Incorporation

*I, **V. DAPHENE WHITELOCKE** Assistant Registrar of Companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Law CAP. 22, that all requirements of the said Law in respect of registration were complied with by*

Oriental Nonferrous Metals Technology Company Limited

an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 1st day of February Two Thousand Eleven

Given under my hand and Seal at George Town in the Island of Grand Cayman this 1st day of February Two Thousand Eleven

REGISTRAR OF COMPANIES
EXEMPTED
CAYMAN ISLANDS

Assistant Registrar of Companies,
Cayman Islands.